FILED PURSUANT TO RULE 424(B)(3)

File Number 333-150383

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 5 TO

MARKET-MAKING PROSPECTUS DATED MAY 13, 2008

THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 22, 2008

ON SEPTEMBER 22, 2008, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED SEPTEMBER 16, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 16, 2008

SUNGARD® DATA SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12989	51-0267091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

680 EAST SWEDESFORD ROAD, WAYNE, PENNSYLVANIA	19087
(Address of Principal Executive Offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: 484-582-2000

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2008, Euronext Paris S.A., Gagnières, Messrs. Pierre Gatignol, Louis-Christophe Laurent and Frédéric Morin (together, the “Sellers”) exercised a put option dated July 31, 2008 (“Put Option”) with SunGard Data Systems Inc. (the “Company”), pursuant to which the Sellers accepted the Company’s offer to acquire their shares of GL TRADE SA, a company organized under the laws of France (“GL TRADE”) for €41.70 per share (the “Block”). GL TRADE’s shares are admitted to trade on the Eurolist of Euronext Paris S.A. The Block consists of 900,030 GL TRADE shares, and 100% of the share capital of Financière Montmartre, a French limited liability company holding 5,300,000 GL TRADE shares, representing together a direct and indirect interest of 64.52% in the issued share capital of GL TRADE.

On September 19, 2008, the Company and the Sellers entered into a share purchase agreement, executed in the form substantially attached to the Put Option filed as Exhibit 2.1 to the Current Report on Form 8-K dated July 31, 2008 and filed on August 6, 2008, containing the terms and conditions upon which the Company will purchase the Block (the “Transaction”). The Company anticipates closing the Transaction by early October 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

Date: September 22, 2008	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Senior Vice President-Legal and General Counsel